Exhibit 99.1

Abbott Reports Double-Digit Ongoing Earnings-Per-Share Growth in Fourth Quarter and Full-Year 2011

– Fourth Quarter Ongoing EPS of $1.45, Up 11.5 Percent – – On Track to Separate into Two Leading Health Care Companies –

Financial: John Thomas (847) 938-2655 Larry Peepo (847) 935-6722 Tina Ventura (847) 935-9390 Media: Melissa Brotz (847) 935-3456 Scott Stoffel (847) 936-9502 Adelle Infante (847) 938-8745	ABBOTT PARK, Ill., Jan. 25, 2012 — Abbott today announced financial results for the fourth quarter ended Dec. 31, 2011.

•      Diluted earnings per share, excluding specified items, were $1.45, at the high end of Abbott’s previous guidance range, reflecting 11.5 percent growth. Diluted earnings per share under Generally Accepted Accounting Principles (GAAP) were $1.02, including specified items.

•      Worldwide sales increased 4.1 percent to $10.4 billion, including a favorable 0.2 percent effect of foreign exchange. Emerging markets sales were $2.5 billion, representing nearly 25 percent of total sales, with particularly strong growth in Nutritionals, Vascular and Diagnostics.

•      Fourth quarter results included an adjusted gross margin ratio of nearly 64 percent, driven by improved efficiencies across a number of operating divisions, product mix, and the effect of foreign exchange.

• In 2011, Abbott continued to advance its broad-based pipeline, and launched several new products or indications across our Pharmaceuticals, Medical Products, Nutritionals and Diagnostics businesses.

• Abbott generated record operating cash flow of more than $9 billion in 2011. The company will resume share repurchase activity in 2012.

“Despite another challenging year for the global economy, Abbott again delivered leading performance, including strong sales and ongoing earnings-per-share growth,” said Miles D. White, chairman and chief executive officer, Abbott. “2011 was a significant year for Abbott, with the announced plan to separate into two leading health care companies in research-based pharmaceuticals and diversified medical products, each offering shareholders distinct identities with unique investment opportunities. We remain on track to complete the separation by the end of 2012.”

The following is a summary of fourth-quarter 2011 sales by major business category.

				% Change vs. 4Q10
	Sales ($ in millions)				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported

Total Sales	4,471	5,906	10,377	4.3	3.7	4.0	3.9	4.1

Proprietary Pharmaceuticals	2,806	1,974	4,780	5.7	7.4	8.3	6.3	6.7

Nutritionals	679	877	1,556	5.8	10.5	10.8	8.4	8.6

Established Pharmaceuticals(a)	—	1,389	1,389	n/a	(3.3)	(4.6)	(3.3)	(4.6)

Core Laboratory Diagnostics	174	701	875	10.1	4.2	4.7	5.3	5.7

Molecular Diagnostics	60	66	126	9.8	12.2	11.2	11.1	10.6

Point of Care Diagnostics	60	19	79	8.3	5.1	6.5	7.5	7.8

Vascular	374	452	826	(6.3)	4.5	7.0	(0.7)	0.6

Diabetes Care	136	215	351	7.1	1.5	2.2	3.5	4.0

Medical Optics	99	187	286	(3.9)	3.3	5.7	0.7	2.2

Other Sales(b)	83	26	109	(10.8)	n/m	n/m	n/m	n/m

The following is a summary of twelve-month 2011 sales by major business category.

				% Change vs. 12M10
	Sales ($ in millions)				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported

Total Sales	16,014	22,837	38,851	5.4	9.4	14.3	7.7	10.5

Proprietary Pharmaceuticals	9,455	7,567	17,022	8.1	9.4	14.9	8.7	11.0

Nutritionals	2,653	3,353	6,006	2.5	10.1	13.9	6.6	8.6

Established Pharmaceuticals(a)	—	5,413	5,413	n/a	15.5	19.8	15.5	19.8

Core Laboratory Diagnostics	638	2,745	3,383	6.0	3.7	8.4	4.1	7.9

Molecular Diagnostics	206	236	442	8.5	16.1	20.7	12.4	14.7

Point of Care Diagnostics	232	69	301	9.7	8.9	12.8	9.5	10.4

Vascular	1,547	1,786	3,333	(6.9)	10.0	16.6	1.2	4.4

Diabetes Care	544	820	1,364	6.3	2.1	7.4	3.8	7.0

Medical Optics	396	715	1,111	(2.5)	2.6	8.9	0.7	4.6

Other Sales(b)	343	133	476	23.6	(27.6)	(27.0)	3.4	3.6

Notes:	1) See “Consolidated Statement of Earnings” for more information.
2) “Operational” growth reflects percentage change over the prior year excluding the impact of exchange rates.

(a) Established Pharmaceuticals includes sales of branded generics outside of the United States.

(b) Includes sales primarily from Contract Pharmaceutical Manufacturing and Animal Health.

n/a = Not applicable

n/m = Percent change is not meaningful.

The following is a summary of fourth-quarter 2011 sales for select products.

				% Change vs. 4Q10
	Sales ($ in millions)				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported

HUMIRA	1,077	1,101	2,178	22.9	8.8	9.8	15.4	15.9

Pediatric Nutritionals	338	505	843	11.2	14.9	15.3	13.4	13.6

Adult Nutritionals	338	372	710	1.1	5.0	5.3	3.0	3.2

Coronary Stents	234	274	508	(5.7)	0.1	3.0	(2.7)	(1.2)

TRILIPIX/TriCor (fenofibrate)	409	74	483	(2.2)	(14.3)	(14.8)	(4.2)	(4.3)

Kaletra	100	188	288	(9.8)	(17.9)	(18.3)	(15.3)	(15.6)

Niaspan	258	—	258	(10.0)	n/a	n/a	(10.0)	(10.0)

Lupron	139	69	208	6.9	(0.8)	(1.5)	4.2	4.0

Synthroid	134	29	163	2.4	2.5	0.2	2.4	2.0

The following is a summary of twelve-month 2011 sales for select products.

				% Change vs. 12M10
	Sales ($ in millions)				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported

HUMIRA	3,427	4,505	7,932	19.3	16.0	22.6	17.4	21.1

Pediatric Nutritionals	1,268	1,926	3,194	5.0	11.7	14.9	8.8	10.7

Adult Nutritionals	1,368	1,427	2,795	1.7	8.0	12.6	4.8	7.0

Coronary Stents	955	1,123	2,078	(8.8)	10.0	17.0	0.1	3.5

TRILIPIX/TriCor (fenofibrate)	1,372	320	1,692	1.2	23.6	28.8	4.7	5.5

Kaletra	326	844	1,170	(10.3)	(8.9)	(5.4)	(9.3)	(6.8)

Niaspan	976	—	976	5.3	n/a	n/a	5.3	5.3

Lupron	540	270	810	11.8	(3.0)	1.8	6.5	8.2

Synthroid	522	116	638	15.6	7.1	11.5	14.0	14.8

Notes:	1) See “Consolidated Statement of Earnings” for more information.
2) “Operational” growth reflects percentage change over the prior year excluding the impact of exchange rates.

n/a = Not applicable

Business Highlights

Announced Plans to Separate Abbott into Two Leading Health Care Companies

Announced plans to separate into two publicly-traded companies, one in diversified medical products and the other in research-based pharmaceuticals. The diversified medical products company will consist of Abbott’s branded generic pharmaceutical, devices, diagnostic and nutritional businesses, and will retain the Abbott name. The research-based pharmaceutical company will include Abbott’s current portfolio of proprietary pharmaceuticals and biologics and will be named later.

Received U.S. Approval for XIENCE PRIME Drug Eluting Stent

Received U.S. Food and Drug Administration (FDA) approval for XIENCE PRIME™ for the treatment of coronary artery disease. Abbott now offers an expanded range of drug eluting stents, including long lengths up to 38 mm. XIENCE PRIME features an enhanced stent design and delivery system.

Announced Expanded Collaboration with Reata Pharmaceuticals

Announced plans to jointly develop and commercialize Reata’s portfolio of second-generation oral antioxidant inflammation modulators (AIMs). The collaboration includes molecules in a broad range of therapeutic areas, including pulmonary, central nervous system disorders and immunology.

Presented Promising New Data on HCV Compounds

Presented interim results from two Phase 2 studies in Hepatitis C (HCV) patients treated with Abbott’s ritonavir-boosted protease inhibitor ABT-450, a polymerase inhibitor and ribavirin for 12 weeks. Early results show very high cure rates were achieved in genotype 1a and 1b patients with only 12 weeks of interferon-free therapy. In addition, we initiated a Phase 2b interferon-free combination study.

Presented New Daclizumab Data at Multiple Sclerosis Congress

Announced with our partner company Biogen Idec additional results from the SELECT Phase 2b trial, the first of two registrational studies designed to evaluate daclizumab high-yield process (DAC HYP) in people with relapsing-remitting multiple sclerosis. Results showed that DAC HYP met the trial’s primary endpoint by significantly reducing the annualized relapse rate by 54 percent in the 150 mg dose group and 50 percent in the 300 mg dose group compared to the placebo group at one year.

Secured FDA Clearance for Acute Myeloid Leukemia Test

Received 510(k) clearance from the U.S. FDA for a new in vitro diagnostic test to aid in determining the prognosis of patients with acute myeloid leukemia (AML). Abbott’s Vysis EGR1 FISH Probe Kit is the third Abbott FISH assay approved or cleared this year by the FDA for oncology applications.

Launched New Line of Glucerna Nutrition Products for People with Diabetes

Introduced new Glucerna® Hunger Smart™ nutrition shakes and bars for the more than 25 million Americans with diabetes.

Expanded Use of ARCHITECT Platform with Additional Assay Approvals

Received approval in the European Union to market a new diagnostic test for detection of hepatitis B surface antigen (HBsAg), performed on Abbott’s ARCHITECT® laboratory testing platform. Additionally, Abbott received clearance from the U.S. FDA for a fully-automated 25-OH Vitamin D assay.

Initiated Clinical Trials to Evaluate Drug Eluting BVS

Announced the initiation of the ABSORB II trial to evaluate the safety, efficacy and performance of the Absorb™ bioresorbable vascular scaffold (BVS) compared to XIENCE PRIME. Absorb has CE Mark and is authorized for sale in Europe for the treatment of coronary artery disease. Additionally, we initiated a first-of-its-kind clinical trial in Europe evaluating our novel Esprit™ drug-eluting BVS in patients with peripheral artery disease.

Abbott issues ongoing earnings-per-share outlook for 2012

Abbott is issuing ongoing earnings-per-share guidance for the full-year 2012 of $4.95 to $5.05, reflecting another year of strong performance.

Abbott forecasts specified items for the full-year 2012 of approximately $0.35 per share, primarily associated with acquisition integration and cost reduction initiatives. This forecast of specified items excludes one-time costs related to the planned separation of Abbott into two companies, which will be quantified at a later date. Including these specified items, projected earnings per share under Generally Accepted Accounting Principles (GAAP) would be $4.60 to $4.70 for the full-year 2012.

Abbott declares 352nd quarterly dividend

On Dec. 9, 2011, the board of directors of Abbott declared the company’s quarterly common dividend of 48 cents per share. The cash dividend is payable Feb. 15, 2012, to shareholders of record at the close of business on Jan. 13, 2012. This marks the 352nd consecutive dividend paid by Abbott since 1924.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs approximately 91,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live fourth-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995, including the planned separation of the research-based pharmaceutical company from the diversified medical products company and the expected financial results of the two companies after the separation. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2010, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Fourth Quarter Ended December 31, 2011 and 2010

(in millions, except per share data)

(unaudited)

	2011	2010	% Change
Net Sales	$10,377	$9,968	4.1

Cost of products sold	3,838	4,045	(5.1)	1)
Research and development	1,152	1,058	8.9
Acquired in-process research and development	400	238	n/m
Selling, general and administrative	2,905	2,797	3.9
Total Operating Cost and Expenses	8,295	8,138	1.9

Operating earnings	2,082	1,830	13.8

Net interest expense	102	129	(20.8)
Net foreign exchange (gain) loss	(2)	(19)	n/m
Other (income) expense, net	28	(48)	n/m
Earnings before taxes	1,954	1,768	10.5
Taxes on earnings	335	327	2.5
Net Earnings	$1,619	$1,441	12.3

Net Earnings Excluding Specified Items, as described below	$2,295	$2,025	13.3	2)

Diluted Earnings per Common Share	$1.02	$0.92	10.9

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$1.45	$1.30	11.5	2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,577	1,556

1)              Cost of products sold declined across all of Abbott’s major businesses as a result of continued efficiency initiatives.

2)              2011 Net Earnings Excluding Specified Items excludes after-tax charges of $400 million, or $0.25 per share, relating to acquired in-process research and development related to the Reata collaboration, $124 million, or $0.08 per share, associated with the acquisition of Solvay Pharmaceuticals, and $152 million, or $0.10 per share, for other restructuring and integration charges.

2010 Net Earnings Excluding Specified Items excludes after-tax charges of $346 million, or $0.23 per share, related primarily to the acquisitions of Solvay Pharmaceuticals and Piramal Healthcare Solutions, as well as other cost reduction initiatives, and $238 million, or $0.15 per share, relating to acquired in-process research and development related to the Reata collaboration.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Twelve Months Ended December 31, 2011 and 2010

(in millions, except per share data)

(unaudited)

	2011	2010	% Change
Net Sales	$38,851	$35,167	10.5

Cost of products sold	15,541	14,665	6.0
Research and development	4,129	3,725	10.9
Acquired in-process research and development	673	313	n/m
Selling, general and administrative	12,756	10,376	22.9	1)
Total Operating Cost and Expenses	33,099	29,079	13.8

Operating earnings	5,752	6,088	(5.5)

Net interest expense	445	448	(0.6)
Net foreign exchange (gain) loss	(50)	(11)	n/m
Other (income) expense, net	158	(62)	n/m	2)
Earnings before taxes	5,199	5,713	(9.0)
Taxes on earnings	470	1,087	n/m	3)
Net Earnings	$4,729	$4,626	2.2

Net Earnings Excluding Specified Items, as described below	$7,331	$6,501	12.8	4)

Diluted Earnings per Common Share	$3.01	$2.96	1.7

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$4.66	$4.17	11.8	4)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,567	1,556

1)              2011 Selling, general and administrative expense includes $1.5 billion of litigation reserves related to ongoing settlement discussions in the previously disclosed investigation by the U.S. Department of Justice, through the U.S. Attorney for the Western District of Virginia, related to Depakote. The discussions are ongoing, and until concluded, there can be no certainty about definitive resolution.

2)              Other (income) expense, net for 2011 includes a charge of $137 million for the impact of Abbott’s change to a calendar year end for the international operations that were previously reported on a November 30 year-end. This is being treated as a specified item as noted below.

3)              2011 Taxes on earnings includes a favorable adjustment to tax expense of $580 million, or $0.37 per share, as a result of the resolution of various prior years’ international and U.S. tax positions. This favorable item is classified as a specified item and excluded from ongoing results, as discussed below.

4)              2011 Net Earnings Excluding Specified Items excludes after-tax charges of $1.454 billion, or $0.92 per share, related to litigation reserves, $673 million, or $0.43 per share, relating to acquired in-process research and development related to the Reata and Biotest collaborations, $341 million, or $0.22 per share, associated with the acquisition of Solvay Pharmaceuticals, $76 million, or $0.05 per share, for the impairment of an R&D intangible asset, $137 million, or $0.09 per share, for the 2009 and 2010 impact of the change to a calendar year end for international operations, $110 million, or $0.07 per share, for previously announced restructuring in the pharmaceutical business, $311 million, or $0.19 per share, for cost reduction initiatives and other, and $80 million, or $0.05 per share, for other litigation reserves. These items were partially offset by a favorable adjustment from the resolution of prior years’ international and U.S. tax positions for $580 million, or $0.37 per share.

2010 Net Earnings Excluding Specified Items excludes after-tax charges of $1.035 billion, or $0.67 per share, associated primarily with the acquisitions of Solvay Pharmaceuticals and Piramal Healthcare Solutions, including announced restructuring plans, as well as other cost reduction initiatives, $313 million, or $0.20 per share, relating to acquired in-process research and development related to the Reata and the Neurocrine collaborations, $115 million, or $0.07 per share, for the one-time impact of the devaluation of the Venezuelan bolivar on balance sheet translation, $106 million, or $0.07 per share, for a litigation reserve, $60 million, or $0.04 per share, for specific health care reform impact on deferred tax assets, $88 million, or $0.06 per share, for costs of a nutritional product recall and the withdrawal of sibutramine, and $158 million, or $0.10 per share, for impairment of the intangible asset related to sibutramine.

n/m = Percent change is not meaningful.

Questions & Answers

Q1)                           What drove sales growth in the quarter?

A1)                          Worldwide sales increased 4.1 percent to $10.4 billion in the quarter, including a favorable 0.2 percent effect of foreign exchange. With the significant movements in a number of exchange rates during the quarter, the favorable impact from exchange was almost 1 percent lower than our previous forecast.

Worldwide Nutritionals sales increased 8.6 percent in the quarter. International Nutritionals increased 10.8 percent, including 0.3 percent from favorable foreign exchange and driven by continued strong growth in emerging markets. U.S. Nutritionals increased 5.8 percent, with continued double-digit growth in PediaSure® and Ensure®. We also saw steady growth in International Vascular, Diabetes Care, Point of Care Diagnostics and Core Laboratory Diagnostics with continued ARCHITECT system placements. Molecular Diagnostics sales increased double-digits with the launch of new tests and uptake of the Ibis PLEX-ID platform.

Proprietary Pharmaceuticals sales increased 6.7 percent, including 0.4 percent from favorable foreign exchange, driven by strong growth across a number of key franchises in the United States and internationally including HUMIRA®, Androgel®, Creon®, Lupron® and Synthroid®.

Emerging markets sales were $2.5 billion, representing nearly 25 percent of total sales, with particularly strong growth in Nutritionals, Vascular and Diagnostics. In our Established Pharmaceuticals business, we had strong performance in Russia, India and China. In Nutritionals, we saw particularly strong growth in Asia and Latin America, where we are expanding our presence and gaining share with the introduction of new products. In our Vascular business, we had strong growth across many of our key emerging markets, driven by procedure volume and Abbott market share gains. And, in our Diagnostics business, we continue to perform well in Russia and China, where we are placing new ARCHITECT systems and continuing to penetrate the market.

Q2)                           What is the update on Abbott’s planned separation into two leading health care companies?

A2)                            In October 2011, Abbott announced plans to separate into two publicly traded companies, one in diversified medical products and the other in research-based pharmaceuticals. The diversified medical products company will consist of Abbott’s branded generic pharmaceutical, devices, diagnostic and nutritional businesses, and will retain the Abbott name. The research-based pharmaceutical company will include Abbott’s current portfolio of proprietary pharmaceuticals and biologics and will be named later.

The transaction is intended to take the form of a tax-free distribution to Abbott shareholders of a new publicly traded stock for the new pharmaceutical company. The expected stock distribution ratio will be determined at a future date. It is expected that the two companies will each pay a dividend that, when combined, will equal the current Abbott dividend at the time of separation.

The separation process is being led by a dedicated team. We continue to expect the separation to be completed by the end of this year.

Questions & Answers (continued)

Q3)         What was the gross margin ratio in the quarter?

A3)                            The gross margin ratio before and after specified items is shown below (dollars in millions):

	4Q11
	Cost of Products Sold	Gross Margin	Gross Margin %
As reported (GAAP)	$3,838	$6,539	63.0%
Adjusted for specified items:
Restructuring/integration/other	$(83)	$83	0.8%
As adjusted	$3,755	$6,622	63.8%

The adjusted gross margin ratio was 63.8 percent in the fourth quarter, an increase of 320 basis points over the fourth-quarter 2010. This was above our previous outlook for the quarter and driven by efficiency initiatives, favorable product mix, and the effect of foreign exchange.

Q4)         What drove ongoing SG&A and R&D investment?

A4)                            Both ongoing SG&A and R&D investment reflect Abbott’s continued investment in programs to drive future growth. Ongoing R&D expense as a percentage of sales was 10.2 percent, reflecting continued investment in Abbott’s broad-based pipeline, including programs in vascular devices, diagnostics, nutritionals, immunology, neuroscience, oncology and HCV.

Q5)         What was the tax rate?

A5)                            The ongoing tax rate this quarter was 14.6 percent, in line with expectations.

	4Q11
	Pre-Tax	Taxes on	Tax
	Income	Earnings	Rate
As reported	$1,954	$335	17.1%
Specified items	$732	$56	7.7%
Excluding specified items	$2,686	$391	14.6%

Questions & Answers (continued)

Q6)                           How did specified items affect reported results?

A6)                            Specified items impacted fourth-quarter results as follows:

	4Q11
(dollars in millions, except earnings-per-share)	Earnings
	Pre- tax	After- tax	EPS
As reported (GAAP)	$1,954	$1,619	$1.02
Adjusted for specified items:
Acquired in-process research and development	$400	$400	$0.25
Restructuring/integration/other	$332	$276	$0.18
As adjusted	$2,686	$2,295	$1.45

Acquired in-process research and development is related to the agreement with Reata Pharmaceuticals to jointly develop and commercialize Reata’s portfolio of second generation oral antioxidant inflammation modulators (AIMs).

Restructuring/integration/other is associated with restructuring and integration costs for the Solvay Pharmaceuticals acquisition. This item also includes previously announced cost reduction initiatives to improve efficiencies in the pharmaceutical, vascular, and core laboratory diagnostics businesses, along with certain new efficiency programs.

The impact of specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	4Q11
	Cost of Products Sold	R&D	Acquired in-process R&D	SG&A	Other (Income)/ Expense
As reported (GAAP)	$3,838	$1,152	$400	$2,905	$28
Adjusted for specified items:
Acquired in-process research and development	—	—	$(400)	—	—
Restructuring/integration/other	$(83)	$(92)	—	$(120)	$(37)
As adjusted	$3,755	$1,060	—	$2,785	$(9)

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s broad-based pipeline?

A7)                            We continue to advance our broad-based pipeline. In 2011, we launched several new products or indications, including XIENCE PRIME, XIENCE nano™, TREK® Coronary Balloon System, the RX Herculink Elite Renal Stent System, our ALK gene molecular diagnostics test, the FreeStyle® InsuLinx Blood Glucose Monitoring System, Glucerna Hunger Smart shakes and bars, Androgel 1.62%, Creon infant-specific dosage and three new variations of Lupron Depot. We also advanced elotuzumab and bardoxolone into Phase 3 development, and we now have more than 20 compounds or new indications in Phase 2 or Phase 3 development.

Following are highlights from breakthrough research across our pharmaceuticals, medical products and nutritionals pipelines:

•                  Hepatitis C

•                  Abbott’s antiviral program is focused on developing treatments for hepatitis C (HCV), a disease that affects more than 180 million people worldwide, with approximately 3 to 4 million people newly infected each year. Abbott’s broad-based HCV program includes three mechanisms of action in Phase 2b clinical trials, including protease, polymerase and NS5A inhibitors. Abbott is evaluating combinations of these compounds, both with and without the current standard of care, a strategy that has the potential to markedly transform current treatment practices by shortening therapy duration, improving tolerability and increasing cure rates. We expect additional data from our Phase 2b trials to be presented in 2012.

•                  Chronic Kidney Disease

•                  Bardoxolone, an investigational treatment for chronic kidney disease (CKD), is a first-in-class anti-inflammatory and anti-oxidant that activates Nrf2, a pathway involved in the progression of CKD. A global Phase 3 trial is currently underway. Abbott’s agreement with Reata Pharmaceuticals includes international rights to bardoxolone, excluding certain Asian markets.

•                  Also in development for the treatment of CKD is atrasentan, a compound discovered by Abbott scientists. A Phase 2b study in patients with diabetic kidney disease is ongoing with results expected in 2012.

•                  Neuroscience / Pain

•                  Abbott is conducting innovative research in neuroscience, where it has developed compounds that target receptors in the brain that help regulate mood, memory and other neurological functions. Abbott has 11 compounds in human studies for conditions such as schizophrenia, pain, Alzheimer’s disease, Parkinson’s disease and multiple sclerosis (MS).

•                  Abbott’s partnership with Biogen Idec includes development of a novel, next-generation antibody, daclizumab, which is currently in Phase 3 clinical trials for MS. Abbott is also continuing development of an intestinal gel for advanced Parkinson’s disease and expects to submit a U.S. regulatory application in 2012.

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s broad-based pipeline? (continued)

A7)                            (continued)

•                  Oncology

•                  Abbott’s oncology pipeline includes therapies that represent promising, unique scientific approaches to treating cancer. Abbott is focused on the development of targeted treatments that inhibit tumor growth and improve response to common cancer therapies.

•                  Elotuzumab, an anti-CD37 antibody, is currently in Phase 3 development for multiple myeloma. Abbott is evaluating a number of promising mechanisms, including work on EGFR, Bcl2, PARP, aurora kinase and cMET, among others.

•                  Immunology

•                  Abbott’s scientific experience with the anti-TNF biologic HUMIRA serves as a strong foundation for its continuing research in immunology. Abbott is developing a number of additional indications for HUMIRA and is working to advance its early discovery programs, including oral DMARD therapies, and other potential biologic targets.

•                  We recently announced plans to jointly develop and commercialize Reata’s portfolio of second-generation oral antioxidant inflammation modulators. The global agreement includes a large number of molecules in a broad range of therapeutic areas, including pulmonary, central nervous system disorders and immunology.

•                  Additionally, Abbott’s proprietary DVD-Ig technology represents an innovative approach that can target multiple disease-causing antigens with a single biologic agent. This technology could lead to combination biologics for complex conditions such as cancer or rheumatoid arthritis, where multiple pathways are involved in the disease. We recently advanced two DVD-Ig molecules into Phase 1 clinical trials.

•                  Women’s Health

•                  Elagolix, a novel, first-in-class oral gonadotropin-releasing hormone (GnRH) is in development for the treatment of endometriosis-related pain and fibroids. Abbott is working in partnership with Neurocrine to finalize the Phase 3 study design in endometriosis and a Phase 2 study in uterine fibroids was recently initiated.

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s broad-based pipeline? (continued)

A7)                            (continued)

•                  Vascular Devices

•                  Abbott has one of the industry’s most robust vascular pipelines and is working on well-staged incremental advances, and truly game-changing technologies that have the ability to restate the market.

•                  Bioresorbable Vascular Scaffold (BVS) — Abbott has the most advanced BVS clinical program in the industry. Absorb, the world’s first drug-eluting BVS for the treatment of coronary artery disease, restores blood flow to the heart by opening a clogged vessel and providing support to the vessel until the device dissolves, leaving patients with a treated vessel free of a permanent metallic implant. Absorb received CE Mark and is authorized for sale in Europe. In 2011, Abbott initiated several clinical trials, evaluating its BVS for the treatment of coronary and peripheral artery disease.

•                  MitraClip — MitraClip® is a minimally invasive device for the treatment of select patients with mitral regurgitation (MR), the most common valve disease in the world. Significant MR affects more than 8 million people in the United States and Europe, and is four times more prevalent than aortic stenosis. Abbott’s MitraClip system is on the market in Europe and a number of other countries and is currently under U.S. FDA review.

•                  Drug Eluting Stents (DES) — Abbott has several next-generation DES platforms on the market and in development. With U.S. FDA approvals in 2011, XIENCE PRIME and XIENCE nano for small vessels are now available in Europe and in the United States. Also in development is XIENCE Xpedition, our next-generation DES that offers a new catheter for enhanced deliverability, as well as a broader size matrix. We expect Xpedition to launch in Europe this year and in the U.S. in 2013.

•                  Core Coronary products — Abbott is continuing to expand its position in the more-than-$2 billion core coronary market. Abbott’s next-generation balloon dilatation catheter, TREK®, is available in the United States, Europe and Japan, and Abbott plans to introduce additional balloon catheter products and next-generation guide wires within the next few years.

•                  Endovascular products — Abbott’s endovascular business continues to grow, led by recent launches of key products, including the Armada peripheral balloon line, the expanded indication for the RX ACCULINK® Carotid Stent System, and R&D investments in peripheral artery disease and vessel closure. In 2011, we launched the RX Herculink Elite Renal Stent System in the U.S. for the treatment of renal artery stenosis in patients with uncontrolled hypertension. In 2012, we expect to launch the Absolute Pro and Omnilink Elite stents for iliac indications in the United States.

Questions & Answers (continued)

Q7)         What are the key areas of focus in Abbott’s broad-based pipeline? (continued)

A7)         (continued)

•                  Molecular Diagnostics

•                  In 2011, Abbott received U.S. FDA approval and CE Mark for an ALK gene rearrangement test for non-small-cell lung cancer to be used in combination with Pfizer’s XALKORI (crizotinib), an oral first-in-class anaplastic lymphoma kinase (ALK) inhibitor. Abbott also recently received FDA clearance for the Vysis EGR1 FISH Probe Kit to aid in determining the prognosis of patients with acute myeloid leukemia. Additionally, Abbott received FDA approval for the Abbott RealTimePCR HCV assay for measuring viral load, or the amount of hepatitis C virus in a patient’s blood, as well as CE Mark for a new test to detect cytomegalovirus (CMV), a virus that can lead to complications in transplant patients and people who are immunocompromised.

•                  Abbott expects to launch more than 15 new molecular diagnostic products over the next few years, including several novel oncology and infectious disease assays.

•                  Core Laboratory Diagnostics

•                  Abbott has launched a number of key assays on its ARCHITECT immunochemistry platform, which will significantly broaden its industry-leading menu. These tests include assays to assess ovarian cancer, vitamin deficiencies, and the first HIV combination assay approved for use in the United States. Future growth for the Core Laboratory Diagnostics business will be driven by differentiated analyzers and comprehensive automation and informatics solutions to provide high-quality results and information while enhancing laboratory productivity and reducing costs.

•                  Vision Care

•                  Abbott expects numerous new products and technology advancements over the next five years. In its market-leading LASIK business, Abbott is expanding its proprietary laser platform into new vision correction applications, including cataract surgery. Abbott also continues to expand its portfolio of premium and standard intraocular lenses (IOL).

•                  Nutrition

•                  Abbott is focused on improving six areas through nutrition: immunity, cognition, lean body mass, inflammation, metabolism and tolerance. In 2011, Abbott introduced several new products, including Ensure with Revigor™, PediaSure SideKicks™, ZonePerfect® Sweet & Salty nutrition bars, Glucerna Hunger Smart shakes and bars, and Similac Mom, a nutritional supplement for pregnant and lactating women. We expect to launch a number of new products and formulations to consumers in 2012 and are currently conducting 30 well-controlled clinical trials to demonstrate proven clinical outcomes with our nutrition innovation.

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